Exhibit 99.19(e)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-277607) on Form N-2 of our report dated December 27, 2024, with respect to the financial statements and financial highlights of abrdn Income Credit Strategies Fund, and to the reference to our firm under the heading “Additional Information”.

/s/ KPMG LLP

Columbus, Ohio
January 10, 2025